PRELIMINARY OFFERING CIRCULAR DATED MARCH 18, 2016

iConsumer Corp.

Suite 351
19821 NW 2nd Avenue
Miami Gardens, FL 33169

102,777,778
Series A Non-Voting Preferred Stock
SEE “SECURITIES BEING OFFERED” AT PAGE 27

	Price to Public	Underwriting discount and commissions[2]	Proceeds to issuer[3]	Proceeds to other persons
Per share	$0.09[1]			N/A
Total Minimum	$250,000	0	$250,000	N/A
Total Maximum	$2,000,000	0	$2,000,000	N/A

(1) The initial $500,000 of shares sold in the Offering will be sold at $0.045.
(2) The company does not intend to use commissioned sales agents or underwriters.
(3) Does not include expenses of the Offering, including costs of blue sky compliance, fees to be paid to FundAmerica Securities, LLC and costs of posting offering information on StartEngine.com. The company estimates that it will pay the following fees in cash at the Minimum Offering: $    to FundAmerica and $    to StartEngine. At the Maximum Offering, the company estimates it will pay the following fees in cash: $    to FundAmerica and $    to StartEngine. See “Plan of Distribution.”

The company is offering a minimum of 5,555,556 shares and a maximum of 102,777,778 shares of Series A Non-Voting Preferred Stock on a “best efforts” basis (the “Offering”). If $250,000 in subscriptions for the shares (the “Minimum Offering”) is not deposited on or before September 1, 2016 (“Minimum Offering Period“), all subscriptions will be refunded to subscribers without deduction or interest. Under the agreement between the company and FundAmerica Securities, LLC (“Escrow Agent”), and except as stated above, subscribers have no right to a return of their funds during the Minimum Offering Period, and the company has no right to receive any funds from subscribers prior to the first “Closing”(as defined on page 13) following that period. If this Minimum Offering amount has been deposited by September 1, 2016, the Offering may continue until the earlier of March 31, 2017 (which date may be extended at the company’s option) or the date when all shares have been sold. See “Plan of Distribution” and “Securities Being Offered” for a description of the company’s capital stock.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 6.

Sales of these securities will commence on approximately [date].

The company is following the “Offering Circular” format of disclosure under Regulation A.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

In this Offering Circular, the term “iConsumer” or “the company” refers to iConsumer Corp.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING CIRCULAR, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

LETTER TO PROSPECTIVE SHAREHOLDERS

If you’re like us, you believe that a company can both make money and, to paraphrase Steve Jobs, make a dent in the universe.

We live in a world where a whole generation worries about their future. Millennials worry about college debt and income inequality. They fear Wall Street, they don’t understand investment, and they worry about being stuck in the 99%. They don’t believe they’ll ever be able to participate in the economy the way their parents did. They’re giving up on the American Dream. That’s a real problem for all us.

At the same time, Millennials are picky, educated consumers. They want great deals. They want to save money. And they want to save the world. Like the generation before them, they love coupons, free shipping, and getting cash back on their purchases. Traditional desires that built eBates, ShopAtHome, RetailMeNot, Groupon, and Coupons.com into companies with billion-dollar valuations and enviable exits for early investors.

iConsumer is eBates meets Wall Street. Where every customer is also a shareholder. Consumers save money with coupons, earn money with cash back rebates because they shopped participating retailers, and get tangible, freely transferable (and if a market develops, easily tradeable) equity in iConsumer simply as a result of being a customer. Skin in the Wall Street game. More shopping gets them more skin. All because they signed up, for free, to be iConsumer members.

It’s why we say that “Ownership is the Ultimate Loyalty Program”.

Companies in this business make money by getting consumers to use them to shop at retailers. Consumers save money by doing so. Retailers pay for that traffic and loyalty. Companies attract consumers by aggregating retailers’ deals and offers, delivering those coupons to consumers, and then sharing the revenue that traffic generates with the consumer in the form of cash back rebates.

That worked well, 10,000,000+ consumers well, but it’s yesterday’s news. iConsumer goes one major step farther. Millennials are demanding more. They want to change the world AND get great deals. By making customers shareholders, we’re changing their world in addition to giving them rebates and saving them money. We’re also creating opportunity for iConsumer by giving customers a vested interest in the success of iConsumer.

The hardest part of creating a company with zillions of customers is acquiring those customers affordably. Title IV of the JOBS Act made it economically feasible to use stock to attract and reward zillions of customers by updating Regulation A. By making a Regulation A public offering, iConsumer becomes available to ordinary people, with each customer and investor owning stock in that company.

Usually companies like iConsumer need to raise lots of cash from investors to build technology or sales teams. Instead, iConsumer licensed technology and services from iGive, a company Rob founded in 1997 and still controls. We’ve leveraged iGive’s relationships with over 1,700 retailers.

Act I is complete. We’re in business. We’re attracting customers on an exploratory budget. We’ve spent the last nine months being the Regulation A pioneers, testing, refining, building out web sites, the apps, and the support systems. We’re doing real transactions with real people on production systems. We had about $40,000 of revenue in January, 2016, from next to nothing in all of 2015. Now we’re ready for Act II.

Act II is simple. We need to be public. We need to complete this offering so that prospective customers can see that they’re getting real stock that has a real worth established by somebody other than a founder, because somebody paid cash for that stock. Consumers need to see how much others are paying for the stock they’re getting just for becoming members and just for earning cash back rebates.

Act III is all about marketing. Spending the money we raise in this offering to let the world know that they can save money and be Wall Street investors, all at the same time. We have a first-mover advantage that we want to exploit fully.

Companies usually wait to offer shares to the public, but we’re unique, with a first of a kind opportunity to leverage new laws and technologies to create a successful company. These changes allow us to include ordinary people in the creation of a new business, to get ordinary people involved in the early stages as investors and as customers. These new regulations give us all a chance to create a company that, with your help, can make a dent in the universe.

Thanks for considering us.

Robert N. Grosshandler
Sanford D. Schleicher
Co Founders

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

The company has only recently commenced its planned principal operations.
iConsumerwas formed in 2010 and recognized no significant revenues prior to 2016. Accordingly, the company has a limited history upon which an evaluation of its performance and future prospects can be made. iConsumer’s current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the company reacts to developments in its market, including purchasing patterns of shoppers and the reaction of existing competitors to iConsumer’s offerings and entry of new competitors into the market. iConsumer will only be able to pay dividends on any shares once its directors determine that it is financially able to do so.

The company depends on one source of revenue.
The company is completely dependent on online shopping. If this market were to cease to grow, or to decrease, for reasons that may include economic or technological reasons (including, for example, recessions or loss of confidence in online commerce due to hacking) the company may not succeed. The company’s current customer base of members is very small, having just begun operations, and the company will only succeed if it can attract a significant number of customers.

The company’s current customer base of retailers and advertisers (to whom it provides advertising and loyalty services) numbers approximately 1,700. The company will only succeed if these retailers choose to continue to do business with iConsumer. They may choose to stop doing business with the company for reasons in or out of control of the company. There are no contractual requirements binding the retailer or advertiser to continue a relationship.

The company is depending on the incentive of ownership in the company to attract customers.
iConsumer is using the prospect of ownership in the company and the ability to share in its success as an incentive to use the company’s products. If potential consumers do not find this a compelling reason to use iConsumer as opposed to its competitors, the company will have no unique selling proposition to distinguish it from its competitors. This incentive requires that potential shareholders be able to ascertain the value of their ownership, which may be hard or impossible to do. The amount of the incentive is calculated based upon a consumer receiving ownership valued at $1 for each dollar of cash back earned by the consumer. This calculation may need to change, up or down, due to market or other forces.

The value of the ownership earned by consumers is a non-cash expense to the company.
This non-cash expense will depress earnings for the foreseeable future. This may affect the price future prospective shareholders are willing to pay for the stock. The company’s financial projections assume that there is a tax benefit to this non-cash expense. If that assumption is false, the company will have a larger tax liability than anticipated. The company anticipates recording the cost of the incentive compensation at the last public price paid for its stock. If there is no publicly available price, the company will need to use other valuation methodologies.

The company’s operations are reliant on technology licensed from a related company.
iConsumer’s operations are run on technology licensed from Outsourced Site Services, LLC (“OSS”), a company under common control, pursuant to a License Agreement dated May 1, 2015 (the “License Agreement”), which is summarized under “Interest of Management and Others in Certain Transactions.” iConsumer pays OSS a license fee for the use of this technology, and it is the intention of Robert Grosshandler, who controls both companies, to reduce the fee over time, as described in “Management’s Discussion and Analysis.” Changes in the license fee will impact the company’s expenses and net revenue. Since Mr. Grosshandler controls both companies, and will continue to control iConsumer after this offering, he will have the power to determine whether the company will continue to be able to rely on the OSS license, and the price (whether at market rate, or above or below market rate) it pays for the license.

A related company provides operational and other services, which eventually the company will have to pay for at market rates.
The company’s personnel and other operational support such as web hosting, site maintenance, customer support, retailer support and marketing are currently provided by OSS, pursuant to the License Agreement, as described in “Interest of Management and Others in Certain Transactions.” The company will eventually have to pay its own personnel and perform these functions itself, or outsource them to other providers. This may have the result of increasing the company’s expenses. The current arrangement also means that the financial results of the company in its early stages of operations are unlikely to be a good indicator of future performance.

The company depends on a small management team.
The company depends primarily on the skill and experience of two individuals, Robert Grosshandler and Sanford Schleicher. If the company is not able to call upon either of these people for any reason, its operations and development could be harmed.

The company is controlled by its officers and directors.
Robert Grosshandler currently holds all of the company’s voting stock, and at the conclusion of this offering will continue to hold all of the company’s common stock. Investors in this offering will not have the ability to control a vote by the shareholders or the board of directors.

Competitors may be able to call on more resources than the company.
While the company believes that its approach to online bargain shopping is unique, it is not the only way to attract users. Additionally, existing or new competitors may replicate iConsumer’s business ideas (including the issuance of shares to users) and produce directly competing offerings. These competitors may be better capitalized than iConsumer, which might give them a significant advantage, for example, in surviving an economic downturn where shoppers pull back. Competitors may be able to use their greater resources to provide greater rebates or cashback to consumers, even to uneconomic levels that iConsumer cannot match.

There are logistical challenges involved in the management of large numbers of shareholders.
iConsumer’s business plan is based upon using share ownership as a way to attract online shoppers to its services, and the more it succeeds in doing so, the larger the number of shareholders it will have to manage. The need to address shareholder concerns with respect to recording of ownership, transfer and communications with shareholders may take up a disproportionate amount of management time.

Cash back customers are demanding and aggressive.
Companies such as iConsumer attract customers who enjoy pushing the limits in order to maximize their cash back and stock compensation. This aggressive buying behavior can turn into fraudulent behavior against iConsumer or its partners. The company will need to manage this risk and behavior. Doing so may take up a disproportionate amount of management’s time. This behavior may have unknown financial exposure for iConsumer.

There is no current market for the preferred stock.
There is no formal marketplace for the resale of the company’s preferred stock. The shares may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral, or be able to hold the stock in a traditional brokerage account. Without a market for the preferred stock, it may be impossible for member-shareholders to be able to value their stock, reducing or eliminating the value of the stock as an incentive.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

The following table demonstrates the price that new investors are paying for their shares with the effective cash price paid by existing shareholders for pre-financing shares of $0. It reflects all transactions since inception (including the Recapitalization and Exchange effected in July 2015 and discussed in more detail in “The Company’s Business”), establishing a net tangible book value of $(42,316) or $(0.0002) per share as of September 30, 2015. Net tangible book value is calculated as tangible assets less tangible liabilities. This method gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires. The table then gives effect to the sale of shares at: A) the minimum number of shares issued, B) the mid-range number of shares issued, C) the maximum number of shares issued. The table demonstrated the stepped pricing of the shares, where the first $500,000 of shares issued in this offering will be at a price of $0.045 per share, and shares issued subsequent to the first $500,000 will be at a price of $0.09 per share.

	Minimum Raise	Mid-Range Raise	Maximum Raise
Price per Share (first $500,000, or 11,111,111 shares)	$0.045	$0.045	$0.045
Price per Share (after first $500,000)	$0.090	$0.090	$0.090
Shares Issued	5,555,556	18,055,556	27,777,778
Capital Raised	$250,000	$1,125,000	$2,000,000
Less: Offering Costs	$(100,000)	$(100,000)	$(100,000)
Net Offering Proceeds	$150,000	$1,025,000	$1,900,000
Net Tangible Book Value Pre-Financing	$(42,316)	$(42,316)	$(42,316)
Net Tangible Book Value Post-Financing	$107,684	$982,684	$1,857,684

Shares Issued and Outstanding Pre- Financing	200,000,000	200,000,000	200,000,000
Post-Financing Shares Issued and Outstanding	205,555,556	218,055,556	227,777,778

Net tangible book value per share prior to offering	$(0.0002)	$(0.0001)	$(0.0001)
Increase/(Decrease) per share attributable to new investors	$0.0007	$0.0018	$0.0040
Net tangible book value per share after offering	$0.0005	$0.0019	$0.0041
Dilution per share to new investors ($.045/share investors)	$0.0445	$0.0431	$0.0409
Dilution per share to new investors ($.09/share investors)	$0.0895	$0.0881	$0.0859

The table does not reflect issuances to customers on a no-fee basis, which are anticipated to commence after the first closing of this offering. Any no-fee issuances to customers will further dilute investors in this Offering.

The company is offering the preferred shares at “stepped” prices, as explained in “Plan of Distribution”; earlier investors in the offering will suffer less immediate dilution and later investors will suffer more dilution compared to earlier investors and to the founder of the company.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the company’s members, employees, or marketing partners. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowd funding round, a venture capital round, angel investment), employees exercising stock options, compensation to members, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends; early stage companies such as iConsumer do not pay dividends for some time and iConsumer does not anticipate paying dividends).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings.

An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
•

In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only1.3% of the company but her stake (at least on paper) is worth $200,000.

•

In June 2015 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The Offering Statement filed with the Commission covers the offer and sale of preferred shares to:

•	New investors in the company who will pay cash for their investments; and

•

Members of the company (shoppers who use the company’s website) who will be awarded preferred shares in reward for using iConsumer’s services and to encourage them to shop more through iConsumer and urge their friends to do the same. Members will earn shares of the company based on the amount of shopping rebates they earn. Members may also earn shares as incentive for other activities, including, but not limited to, signing up to become a member. The issuance of shares to members in exchange for their activities is a “sale” of shares under securities law, and thus must be registered with the SEC or made in reliance on an exemption from registration, such as Regulation A. This Offering Circular therefore covers the issuance of 75,000,000 preferred shares to members. The company will not receive cash from the issuance to members; the cash accounted for in “Use of Proceeds” will come from new investors.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE ISSUANCE OF SHARES TO MEMBERS ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

The cash price per share of the first $500,000 of Series A Non-Voting Preferred Stock is $.045. The cash price per share of the next $1,500,000 of Series A Non-Voting Preferred Stock is $0.09.

The minimum investment for the first $500,000 is $1,000 and the minimum investment thereafter is $100.

The company intends, at its discretion, that it will not issue shares to iConsumer members until it has closed at least $250,000 in cash sales to new investors.

The company intends to market the shares in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through social media and posting the company’s Offering Circular or “testing the waters” materials on an online investment platform.

The company will pay StartEngine, an online investment platform not affiliated with the company, for its services in hosting the offering of the preferred shares on its online platform. This compensation consists of $20 per investor in cash and $20 per investor in warrants (calculated at the same price paid by such investor), paid (or issued) when such investor deposits funds into escrow. No compensation will be paid to StartEngine with respect to the company’s members who are compensated through shares. The services rendered by StartEngine include the hosting of details of the offering on StartEngine’s platform. StartEngine does not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying a broad selection of issuers listed on the platform.

The company may also utilize other online investment platforms, which may have different financial arrangements and costs.

The company is offering its securities in all states.

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Investors’ Tender of Funds and Return of Funds

The company is offering a minimum of 5,555,556 shares and a maximum of 102,777,778 shares of Series A Non-Voting Preferred Stock on a “best efforts” basis. If $250,000 in subscriptions for the shares (the “Minimum Offering”) is not deposited on or before September 1, 2016 (“Minimum Offering Period“), all subscriptions will be refunded to subscribers without deduction or interest. Under the agreement between the company and FundAmerica Securities, LLC (“Escrow Agent”), and except as stated above, subscribers have no right to a return of their funds during the Minimum Offering Period, and the company has no right to receive any funds from subscribers prior to the first “Closing”(as defined below) following that period. If this Minimum Offering amount has been deposited by September 1, 2016, the Offering may continue until the earlier of March 31, 2017 (which date may be extended at the company’s option) or the date when all shares have been sold. In the event that the Minimum Offering amount is not reached by such date or the offering is otherwise terminated, investor funds held in escrow will promptly be refunded to each investor in accordance with Rule 10b-9 under the Securities Exchange Act of 1934.

After the Offering Statement has been qualified by the Securities and Exchange Commission, the company will accept tenders of funds to purchase the preferred shares. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date), and may accept the tender of funds before it is clear that the Minimum Offering amount sought will be raised. The funds tendered by potential investors will be held by the Escrow Agent, and will be transferred to the company upon Closing or returned to the investors as discussed above if the Minimum Offering amount is not achieved. Each time the company accepts funds (either transferred from the Escrow Agent or directly from the investors) is defined as a “Closing”. For the avoidance of doubt, the company will not directly receive subscribers' funds and complete any closing transaction until the Minimum Offering amount is met. The escrow agreement can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part.

In the event that it takes some time for the company to raise funds in this offering, the company will rely on income from sales. It has only a limited amount of cash on hand, but the License Agreement with iGive provides that iGive will be responsible for much of the company’s operations as set out in “Interests of Management and Others in Certain Transactions.”

Processing of Subscriptions

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

The company has engaged FundAmerica Securities, LLC (“FundAmerica Securities”), a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority (“FINRA”), to perform the following administrative functions in connection with this Offering in addition to acting as the escrow agent:

•	Advise the company as to permitted investment limits for investors pursuant to Regulation A;
•	Communicate with the company and/or its agents, if needed, to gather further information or clarification from investors;
•

Serve as registered agent where required for state blue sky requirements, but in no circumstance will FundAmerica Securities solicit a securities transaction, recommend the company’s securities or provide investment advice to any prospective investor; and

•	Transmit the subscription information data to FundAmerica Securities Transfer LLC, the company’s transfer agent and an affiliate of FundAmerica Securities.

As compensation for the services listed above, the company has agreed to pay FundAmerica Securities $ per domestic investor for the anti-money laundering check and a facilitation and technology services fee equal to % of the gross proceeds from the sale of the shares offered hereby. If the company elects to terminate the Offering prior to its completion, it has agreed to reimburse FundAmerica Securities for its out-of-pocket expenses incurred in connection with the services provided under this engagement (including costs of counsel and related expenses). In addition, the company will pay FundAmerica Securities $ for account set up, $ per month for so long as the Offering is being conducted, but in no event longer than two years ($     in total fees), and up to $ per investor for processing incoming funds. The company will pay FundAmerica Technologies LLC, a technology service provider, $ for each subscription agreement executed via electronic signature. FundAmerica Securities Transfer LLC, an affiliate of FundAmerica Securities, will serve as transfer agent to maintain stockholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity. If each investor were only to invest the minimum subscription amount of $1,000 for the first $500,000 and $500 for the rest of the Offering per investor, the company estimates the maximum fee that could be due to FundAmerica Securities for the aforementioned internal fees would be $       if it achieved the maximum offering proceeds.

FundAmerica Securities is not participating as an underwriter of the Offering and under no circumstance will it solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor. Rather, FundAmerica Securities involvement in the offering is limited to acting as an accommodating broker-dealer. Based upon FundAmerica Securities' limited role in this offering, it has not and will not conduct extensive due diligence of this securities offering and no investor should rely on FundAmerica Securities involvement in this offering as any basis for a belief that it has done extensive due diligence. FundAmerica Securities does not expressly or impliedly affirm the completeness or accuracy of the Offering Circular presented to investors by the issuer in this Offering. All inquiries regarding this offering or services provided by FundAmerica Securities and its affiliates should be made directly to the company.

The company may also add additional broker-dealers to perform administrative functions, who may have different financial arrangements and costs.

USE OF PROCEEDS TO ISSUER

Assuming the Maximum Offering amount is raised, the net proceeds of this offering to the issuer, after expenses of the offering (payment to StartEngine, payment to FundAmerica, professional fees and other expenses) will be approximately $1,850,000. All cash proceeds will be derived from the sale of preferred shares to new investors as opposed to the issuance of preferred shares to members.

If iConsumer receives the maximum proceeds under this offer, it plans to use these proceeds as follows:

•	Marketing expenses in the amount of approximately $1,450,000.

•	Expenses for website development in the amount of approximately $200,000.

Approximately $200,000, or 11% of the net proceeds assuming the maximum amount offered is raised, has not been allocated for any particular purpose.

Because the offering is a “best efforts” offering with a Minimum Offering size of $250,000 (which would result in net proceeds to the company of approximately $100,000), iConsumer may close the offering without sufficient funds for all the intended purposes set out above. In that event it will “bootstrap” its expenses and only spend funds on marketing and website development when it has revenues to do so.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

THE COMPANY’S BUSINESS

Overview

The company was founded in 2010 and began operations in 2015. Since founding, it has not undergone any reorganization or acquisitions. Prior to beginning its online bargain shopping operations it acted as a marketing agent for iGive.com, an affiliated company, attracting online traffic and directing it to iGive.com. Until the present it has generated minimal revenues. In July 2015, it executed a recapitalization and exchange with its sole stockholder, Robert Grosshandler, exchanging the existing outstanding Class A Common Stock, all of which was held by Mr. Grosshandler, for newly reclassified Common Stock and Preferred Stock.

Principal Products and Services

The company is an online bargain shopping (cash back rebates and coupon shopping) company that makes money by driving consumers to retailers so that they can take advantage of coupons and cash back rebate offers for products and services displayed on its site and by the retailers. The company is paid by participating merchants when iConsumer members click on those offers and when iConsumer members reach participating merchants’ sites via iConsumer, and make purchases there.

The company launched its online bargain shopping services to the general public on June 19, 2015.

Market

The company’s target market encompasses all online shoppers, with the initial target being those shoppers located in the United States. The company’s direct competitors estimate that they have nearly 100 million global users, and those shoppers located in the United States are the initial target of the company’s marketing efforts.

The company uses social media, PR, display and other forms of paid and unpaid advertising to attract new members to its site. The initial marketing strategy includes “influencers” such as bloggers, writers, and other outlets reachable through social media and public relations. After establishing this beachhead, the company intends to use its own members to spread the word about the advantages of the company’s offering.

A further source of potential customers is the people who have expressed interest in the company’s offering of shares through its “testing the waters” campaign.

Competition

The company’s competitors include eBates, Shopathome, RetailMeNot, MyPoints, CouponCabin, Brads Deals, swagbucks, and Mainstreetshare. iConsumer offers the same ability to save money shopping by offering coupons and cashback rebates but differentiates itself by additionally offerings its members the ability to “earn” ownership in the company through the acquisition of shares. This further incentivizes members to prefer iConsumer offerings and to encourage their friends to do the same.

Participating Merchants

Through an agreement with OSS, iConsumer represents over 1,700 retailers, providing cash back and coupon based savings to consumers when they shop at these retailers. OSS personnel are responsible for attracting and maintaining those relationships. iConsumer pays OSS a fee based on revenues for this service. OSS provides similar services to iGive.com Holdings, LLC, an affiliated company.

Research and Development

The company is licensing technology developed by its affiliate OSS and has not yet made any expenditures on research and development.

Employees

The company has no directly paid employees at present. While Messrs. Grosshandler and Schleicher currently work full-time on developing the company’s business, its management is provided by the affiliated company OSS, as described in “Interest of Management and Others in Certain Transactions.”

Intellectual Property

iConsumer has a copyright in its web site, applications, and other computer software. It has filed a trademark application for iConsumer, the logo, and related marks. The technology upon which the company is relying for its operations is owned by OSS, and licensed to iConsumer.

Litigation

The company is not involved in any litigation.

THE COMPANY’S PROPERTY

The company does not own any real estate or significant real assets. The company owns, to the extent permitted by law and end-user agreements, the data generated by its members, and about its members. The cost of creating this data is reflected on the company’s financial statements. The value of these assets is not reflected in the financial statements.

MANGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The company is in the very earliest stages of development. Operations prior to January 2016 produced minimal revenues.

The company earns revenues through royalties and advertising on its website and intends to earn revenues through agreements with vendors for web traffic and sales referred through the iConsumer.com website. The company recognizes revenue only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured. Insignificant revenues have been earned or recognized for the years ended December 31, 2014 and December 31, 2013 and the nine months ended September 30, 2015.

Measurable revenue from operations began in January 2016. The company anticipates that revenues throughout 2016 will vary widely each month, as it refines its marketing and promotional offers. Beginning in June 2015, the company began to earn commission revenue by directing customers to participating retailers.

The primary factors affecting gross income are the number of users of the company’s services (members), the amount each member spends and the amount spent on marketing to attract those members. The amount spent on marketing is likely to be larger in relation to the number of members in the earlier days of operations, decreasing as the number of members grows.

The provisions of the License Agreement with OSS will significantly affect the company’s financial results. As described in “Interest of Management and Others in Certain Transactions,” the company will pay 20% of its gross revenues to OSS for the license of the software on which its operations rely and other support services, or 5% of its gross revenues if it uses the software and not other services from OSS. In the event the company decides to provide for itself the support services provided by OSS, the company’s gross margins and profitability are likely to change.

Plan of Operations

Overview

The company launched on June 19, 2015. At that time its suite of services, technical offerings (e.g. web site, apps), and depth and breadth of participating retailers were fundamentally feature and function complete and approached parity with the company’s competition.

The company believes that feature and function parity is necessary, but not sufficient, for it to succeed. Attracting and retaining a large number of members (people who use the iConsumer services and offerings to shop at participating retailers) is the single most important goal.

Marketing is the linchpin in attracting members. Fundamental to the company’s marketing plan is the ability to offer and deliver tradeable stock in the company as incentive and reward for participation. For the company stock to have power as an incentive, the member needs to be able to determine the value of that stock. The best way to do that is to have third-party investors pay cash for stock, through this offering, in the secondary market, or in other offerings.

The company will commence full-scale marketing operations upon the successful raising of capital under this Offering. The raise of capital from outside investors will create a reference point that members can refer to when receiving stock as an incentive.

The company currently anticipates reaching various milestones in its development as follows:

Prior to qualification of this Offering:

1)	iConsumer Web Site launch
2)	Data integration with retail partners
3)	Data integration with advertising partners
4)	“Shareholder Academy” launch
(This is a site owned and operated by iConsumer, reachable at www.ShareholderAcademy.com. It contains information about iConsumer, and equity crowdfunding in general.)
5)	Facebook data integration
6)	Twitter data integration
7)	Member reporting
8)	Customer support testing and training
9)	Marketing tool integration
(The company uses third party tools to market and test campaigns.)
10)	Strategic public relations campaign – design and test
11)	Tactical public relations campaign – design and test
12)	Test Facebook ad campaign
13)	Test Google search campaign
14)	Test Google /others display ad campaign
15)	Member cash back fulfillment

(Members earn cash rebates by shopping at participating stores, in addition to earning stock in iConsumer. Those rebates must be transmitted to members. Fulfillment may be in the form of checks, Paypal, or ACH transfers.)

16)	Amazon data integration

17)	Internal reporting

Post qualification of the Offering, but prior to receipt of first funds from a Closing:

1)	Launch StartEngine campaign
2)	Test and launch ad Campaign in support of StartEngine
3)	Test and launch PR campaign in support of StartEngine
4)	Crowdfunding portal campaign (StartEngine)
5)	Stock transfer agent integration

After receipt for funds from first Closing (at least $250,000):

1)	Launch full scale marketing/advertising campaign
	a.	Facebook
	b.	Google search
	c.	Google display
	d.	Retargeting /remarketing
	e.	Others
2)	Launch full scale PR campaign
3)	Begin revamp of Android /IOS apps
4)	Pursue listing on OTC market

After receipt of funds from completed offering:

1)	Begin web site revamp
2)	Increase marketing campaign expenditures

Pre-Qualification Operations

The company anticipates that as of the time of qualification it will have developed and tested marketing messages to affordably attract customers and partners. Efforts will include public relations, Facebook advertising, remarketing, and Google search advertising. These will build upon previous mentions in Forbes, INC Magazine, StackingBenjamins.com, Cashbackwatch, and others. This effort has resulted in a steady small stream of traffic and new members.

The traffic generated by these marketing test efforts also allows the company to test its systems and procedures. In the approximately five months since launch, we’ve confirmed that our consumer-facing offerings are working as planned. Our data integration with retailers and advertisers is working.

As part of the testing and research, the company determined that supporting its target audiences economically required a substantial investment in supporting materials. To that end, it created and launched Shareholder Academy (http://shareholderacademy.com).

Remaining Pre-Qualification Milestones – as of 1/31/2016:

1)	Crowdfunding Portal Campaign creation
2)	Test Refined Google Search Campaign
3)	Test Refined Google/Others Display Ad Campaign
4)	Test Refined Facebook Ad Campaign

Operations after Qualification

Upon qualification of this Offering by the SEC, the company will begin to use the crowdfunding portal StartEngine to raise capital from third party investors. The company will commence a marketing campaign to support that effort, focused primarily on individuals who have exhibited an interested in investing and crowdfunding products.

Operations after First Closing

The company has established a minimum raise of $250,000. It believes that establishing that third party investors are willing to pay cash to invest in iConsumer is important to its marketing message to prospective customers.

Once that has been established, the company will expend that $250,000, less the costs of the fund raising, on marketing efforts designed to increase membership. It will also begin the process to revamp and improve its mobile offerings (Android and IOS apps).

Lastly, it will begin discussions to enable it to be listed on an OTC marketplace. While the company cannot guarantee liquidity for investors, it believes that being listed is a necessary precursor to having a liquid market for shareholders.

Operations after Completion of the Offering

The company is seeking to raise a total of $2,000,000 under this offering. Upon completion of Closing for the Maximum Offering amount, it will increase its marketing efforts and repay any monies advanced by OSS on behalf of iConsumer (primarily organizational and marketing costs).

The company’s marketing efforts are focused on building its membership base quickly. The company forecasts that it will be cash flow neutral at about the 250,000 member level. Depending upon the speed of success of its marketing efforts, the company may need to raise additional capital.

Liquidity and Capital Resources

As of the date of this Offering Circular, iConsumer has only nominal liquid assets. The company is completely dependent on the proceeds from this offering and support from affiliated companies to execute its plan of operations. The company has no debt and no obligations to make any capital expenditures. The company has no bank lines or other financing arranged.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s officers and directors are as follows. Both are occupied full-time on the company’s business, but are employed by an affiliate of the company as described in “The Company’s Business – Employees.” The company does not currently employ any “significant employees” as defined by the Commission.

Name	Position	Age	Term of office
Executive officers
Robert N. Grosshandler	President	60	Indefinitely from December 2010
Sanford David Schleicher	Chief Technology Officer	48	Indefinitely from April 2015
Directors
Robert Grosshandler		60	Since December 2010

Robert N. Grosshandler, President

Robert Grosshandler has been President of the company since its inception. In 1997, he founded iGive.com, a company that helps consumers raise money for charities by shopping online. He founded iGive and has acted as CEO of iGivefrom that date to the present. iGive today helps 350,000 consumers contribute to 35,000 charities. He is also founder and CEO of OSS. Between 1976 and 1981 Mr.Grosshandler participated in real estate and industrial workouts. In 1981, he co-founded The SOFTA Group, Inc., which grew to 160 employees when it was sold in 1993.In 1995 he founded and sold a company to a West Coast integrated circuit manufacturer.

Sanford Schleicher, Chief Technology Officer

Mr. Schleicher is Chief Technology Officer, which position he has held since April 2015 and in that capacity he oversees engineering, production and development. From 2009 to the present date he was the Chief Technology Officer of iGive. As CTO, he is responsible for all technology R&D as well as platform operations. Prior to joining iGive.com, Mr.Schleicher was Director of Engineering of Onebox Solutions, and before that Director of Research and Development of Call Sciences which he joined in early 2001, when Call Sciences purchased Vocal Link, a company Mr.Schleicherco-founded in 1997. Prior to Vocal Link, he worked at Quantra Corporation. Previous professional experience includes Baxter Healthcare Inc. and Price Water house. Mr.Schleicher holds an Engineering Degree in Computer Science from the University of Illinois in Champaign/Urbana.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

iConsumer has not yet paid or agreed to pay its officers or directors. Currently, Mr. Grosshandler and Mr. Schleicher are compensated by OSS and their services are provided to iConsumer under the License Agreement. See “Interest of Management and Others in Certain Transactions.”

In the future the company will have to pay its officers, directors and other employees, which will impact the company’s financial condition, as discussed in “Management’s Discussion and Analysis.” The company may choose to establish an equity compensation plan for its management and other employees in the future.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of August 31, 2015 the voting securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of the company’s voting securities, or having the right to acquire those securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Robert N. Grosshandler 2724 Simpson Street Evanston, IL 60201	100,000,000 Direct ownership	N/A	100%
Series A Non- Voting Preferred Stock	Robert N. Grosshandler	39,000,000 Direct ownership; Mr. Grosshandler disclaims beneficial ownership of shares held by family members	N/A	39%
	Sanford D. Schleicher 2724 Simpson Street Evanston, IL 60201	12,000,000 Direct ownership; 4,000,000 Dehne Trust #1 beneficial ownership; 4,000,000 Dehne Trust #2 beneficial ownership	N/A	20%

INTEREST OF MANGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Software License and Services Agreement with Outsourced Site Services

The technology used by iConsumer to operate its website is licensed from OSS, where it has been used for 17 years for the operations of iGive, a business that caters to online shoppers who are interested in helping non-profits. iConsumer receives services from OSS, which include hosting, servers, support, internet connectivity, and interconnections with retailers. OSS also provides marketing, management, and accounting services. OSS also employs Robert Grosshandler and Sanford Schleicher.

These services are provided pursuant to Software License and Services Agreement dated May 1, 2015 between OSS and the company (the “License Agreement”). Under the License Agreement, the company pays 20% of its gross revenue to OSS. The License Agreement provides that in the event the company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the company will pay 5% of its gross revenues to OSS.

Both iGive and OSS are100% owned by Robert Grosshandler.

SECURITIES BEING OFFERED

iConsumer’s authorized capital stock consists of 150,000,000 shares of common stock, $0.001 par value per share, and 300,000,000 shares of preferred stock, $0.001 par value per share, 250,000,000 of which preferred stock have been designated Series A Non-Voting Preferred Stock. As of August 31, 2015 there were 100,000,000 shares of iConsumer’s common stock outstanding, held by one stockholder of record, and 100,000,000 shares of Series A Non-Voting Preferred Stock outstanding, held by 20 stockholders of record. The company’s board of directors is authorized, without stockholder approval, to issue additional shares of capital stock.

The shares being offered to investors are Series A Non-Voting Preferred Stock of iConsumer. The rights of holders in the Series A Non-Voting Preferred Stock are different from the rights of the holders of the company’s common stock.

The following description summarizes the most important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the company’s amended and restated certificate of incorporation and amended and bylaws and the Certificate of Designations for the Series A Non-Voting Preferred Stock, copies of which have been filed with the SEC as Exhibits 2 and 3 to the Offering Statement of which this Offering Circular is a part. For a complete description of iConsumer’s capital stock, you should refer to the amended and restated certificate of incorporation and bylaws, to the Certificate of Designations and to the applicable provisions of Delaware law.

Series A Non-Voting Preferred Stock

Dividend Rights

Series A Preferred Stock will receive dividends, in preference to the holders of common stock and any other capital stock, when and as dividends may be declared from time to time by the board of directors out of legally available funds. While any shares of Series A Preferred Stock are outstanding, no dividends can be paid or declared, and no distribution can be made, until all accrued and unpaid dividends have been paid or declared and set apart.

Voting Rights

The Series A Preferred Stock have no voting rights except as required under law.

Right to Receive Liquidation Distributions

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the company’s affairs, a holder of Series A Preferred Stock will be entitled to be paid, before any distribution or payment may be made to any holders of Junior Stock: (1) the liquidation preference equal to the amount paid per share at the time of original issue (for example, in this offering); and (2) the amount of any accrued and unpaid dividends, if any, prior to such distribution or payment date. If the assets of the company are insufficient to pay all holders of Series A Preferred Stock, the amounts to be distributed will be reduced in proportion to the amounts they would be entitled.

Investors should note that since the prices to be paid for the preferred stock will vary as described in “Plan of Distribution,” the amounts to be received upon liquidation will also vary.

Rights and Preferences

The Series A Preferred Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the Series A Preferred Stock, except as outlined below.

Additional Rights for first $500,000 of Series A Preferred Stock sold

Pursuant to the Subscription Agreement and Investor Rights Agreement that will be signed as a condition to investing in this Offering, and which appears as Exhibit 4 to the Offering Statement of which this Offering Circular is a part, investors buying shares of Series A Preferred Stock as part of the first $500,000 (the “Initial Tranche”) will have anti-dilution protection as follows: If, within two years of the last closing of the sale of the Initial Tranche, the company issues more than $250,000 of Class A Stock, as a part of this Offering or otherwise, at a price per share less than that paid for shares in the Initial Tranche, the company will issue additional shares of Class A Preferred Stock to the Initial Tranche investors such that they will hold the number of shares they would have received if they had paid that lower price.

Common Stock

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of iConsumer’s common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of iConsumer’s common stock is entitled to ten votes for each share on all matters submitted to a vote of the stockholders, including the election of directors. The company’s stockholders do not have cumulative voting rights in the election of directors.

Right to Receive Liquidation Distributions

In the event of iConsumer’s liquidation, dissolution or winding up, holders of its common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the company’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of iConsumer’s common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the company’s common stock. The rights, preferences and privileges of the holders of the company’s common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of the company’s Series A Non-Voting Preferred Stock and any additional classes of preferred stock that the company may designate in the future.

Transfer Agent and Registrar

The company intends to appoint a transfer agent and registrar for the company’s preferred stock prior to any closing.

FINANCIAL STATEMENTS

Financial Statements and Independent Auditor’s Report December 31, 2014 and 2013	31

Interim Financial Statements September 30, 2015	46

iConsumer Corp.
A Delaware Corporation

Financial Statements and Independent Auditor’s Report
December 31, 2014 and 2013

iConsumer Corp.

TABLE OF CONTENTS

To the Board of Directors of
iConsumer Corp.
Miami Gardens, FL

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of iConsumer Corp., which comprise the balance sheets as of December 31, 2014 and 2013, and the related statements of operations, changes in stockholder’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC
1624 Market Street, Suite 202 | Denver, CO 80202
p:  877.968.3330  f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iConsumer Corp., as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 4 to the financial statements, the Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, has not generated significant revenues or profits since inception, and has sustained net losses of $915 and $375 for the years ended December 31, 2014 and 2013, respectively. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado
August 27, 2015

Artesian CPA, LLC
1624 Market Street, Suite 202 | Denver, CO 80202
p:  877.968.3330  f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com

iConsumer Corp.
BALANCE SHEETS
As of December 31, 2014 and December 31, 2013

	2014	2013
ASSETS
Current Assets:
Cash	$-	$-

TOTAL ASSETS	$-	$-

LIABILITIES AND STOCKHOLDER'S EQUITY
Non-Current Liabilities:
Due to Related Party	$3,211	$2,296
Total Liabilities	3,211	2,296

Stockholder's Equity:
Class A Common Stock, 1,000,000 authorized, $0.001 par, 1,000,000 issued and outstanding at December 31, 2014 and 2013	1,000	1,000
Class B Common Stock, 1,000,000 authorized, $0.001 par, 1,000,000 issued and outstanding at December 31, 2014 and 2013	1,000	1,000
Additional Paid-In Capital (Deficit)	(2,000)	(2,000)
Accumulated Deficit	(3,211)	(2,296)
Total Stockholder's Equity	(3,211)	(2,296)

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$-	$-

See Independent Auditor’s report and accompanying notes, which are an integral part of these financial statements.	35

iConsumer Corp.
STATEMENTS OF OPERATIONS
For the years ended December 31, 2014 and December 31, 2013

	2014	2013
Revenues:
Royalties	$250	$250
Total Revenues	250	250
Operating Expenses:
Hosting Fees	250	250
Legal fees	915	375
Total Operating Expenses	1,165	625

Net Loss	$(915)	$(375)

Weighted Average Common Shares Outstanding -Basic and Diluted	2,000,000	2,000,000
Net Loss per Share -Basic and Diluted	$(0.00)	$(0.00)

See Independent Auditor’s report and accompanying notes, which are an integral part of these financial statements.	36

iConsumer Corp.
STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY
For the years ended December 31, 2014 and December 31, 2013

	Class A Common Stock		Class B Common Stock
					Additional
					Paid-In		Total
	Number of		Number of		Capital	Accumulated	Stockholder's
	Shares	Amount	Shares	Amount	(Deficit)	Deficit	Equity

Balance at December 31, 2012	1,000,000	$1,000	1,000,000	$1,000	$(2,000)	$(1,921)	$(1,921)

Net Loss	-	-	-	-	-	(375)	(375)
Balance at December 31, 2013	1,000,000	$1,000	1,000,000	$1,000	$(2,000)	$(2,296)	$(2,296)

Net Loss	-	-	-	-	-	(915)	(915)
Balance at December 31, 2014	1,000,000	$1,000	1,000,000	$1,000	$(2,000)	$(3,211)	$(3,211)

See Independent Auditor’s report and accompanying notes, which are an integral part of these financial statements.	37

iConsumer Corp.
STATEMENTS OF CASH FLOWS
For the years ended December 31, 2014 and December 31, 2013

	2014	2013
Cash Flows From Operating Activities
Net Loss	$(915)	$(375)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Increase in Due to Related Party	915	375
Net Cash Provided by / (Used In) Operating Activities	-	-

Net Change In Cash	-	-

Cash at Beginning of Period	-	-
Cash at End of Period	$-	$-

See Independent Auditor’s report and accompanying notes, which are an integral part of these financial statements.	38

iConsumer Corp.
NOTES TO THE FINANCIAL STATEMENTS
As of December 31, 2014 and December 31, 2013 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

iConsumer Corp. (the “Company”), is a corporation organized December 16, 2010 under the laws of Delaware. The Company was formed to provide money saving services to consumers through a web site that is designed to be searchable and discoverable by Google. As of December 31, 2014, it has not commenced planned principal operations nor generated significant revenue, though in the years preceding the commencement of its planned principal operations, the Company actively provided the service of directing web traffic to iGive.com, primarily aimed at Google and other search engines. Additionally, the Company’s activities since inception have consisted of formation activities and preparations to raise additional capital as described in Note 6. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to operationalize the Company’s planned operations.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP) and Article 8 of Regulation S-X of the rules and regulations of the Securities and Exchange Commission (SEC).

The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions. There are no accounts receivable or associated allowances for doubtful accounts established as of December 31, 2014 and December 31, 2013.

See accompanying Independent Auditor’s report	39

iConsumer Corp.
NOTES TO THE FINANCIAL STATEMENTS
As of December 31, 2014 and December 31, 2013 and for the years then ended

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000. No property and equipment has been recorded as of December 31, 2014 or December 31, 2013.

Fair Value of Financial Instruments

The Company discloses fair value information about financial instruments based upon certain market assumptions and pertinent information available to management. There were no financial instruments outstandingas of December 31, 2014 or December 31, 2013.

Concentrations of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash. The Company will place its cash and cash equivalents with financial institutions of high credit worthiness and has a policy to not carry a balance in excess of FDIC insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Revenue Recognition

The Company earns revenues through commissions, royalties, and advertising on its website and intends to earn revenues through agreements with vendors for web traffic and sales referred through the iConsumer.com website. The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition, only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured. Insignificant revenues have been earned or recognized for the years ended December 31, 2014 or December 31, 2013.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted earnings per share. Basic and diluted earnings per share reflect the actual weighted average of common shares issued and outstanding during the period. There are no dilutive or potentially dilutive instruments outstanding as of December 31, 2014 or December 31, 2013. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - "Expenses of Offering" with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offeringcosts on the balance sheet. The deferred offering costs will be charged to stockholder’sequity upon the completion of an offering or to expense if the offering is not completed. The Company anticipates significant offering costs in connection with the Proposed Offering discussed in Note 6. No offering costs were incurred during the years ended December 31, 2014 and 2013.

See accompanying Independent Auditor’s report	40

iConsumer Corp.
NOTES TO THE FINANCIAL STATEMENTS
As of December 31, 2014 and December 31, 2013 and for the years then ended

Income Taxes

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. At December 31, 2014 and 2013, the Company had deferred tax assets of approximately $3,211 and $2,296, respectively, related to net operating loss carryforwards (NOL). Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the NOL’s before they expire, the Company has recorded a valuation allowance to reduce the net deferred tax asset to zero.

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company did not have any material unrecognized tax benefit as of December 31, 2014 or December 31, 2013. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended December 31, 2014 and 2013, the Company recognized no interest and penalties.

The Company files U.S. federal tax returns. The U.S. federal tax returns were not filed for the Company for the years 2010-2014, in violation of IRS regulations and federal statutes. The Company filed the returns for each year 2010-2014 during July 2015. As each year incurred a net operating loss, no taxes were due when the returns were filed. However, $100 late filing penalties were assessed and paid for each year. The Company believes it is in compliance after filing these returns. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

NOTE 3: STOCKHOLDER’S EQUITY

Class A Common Stock - The Company is authorized to issue 1,000,000 shares of Class A Common Stockat $0.001 par value. The company issued 1,000,000 shares of common stock to the sole stockholder at inception without cash payment. Therefore, an additional paid-in deficit was recorded to offset the par value of the issued shares.

Class B Common Stock - The Company is authorized to issue 1,000,000 shares of Class B Common Stockat $0.001 par value. The company issued 1,000,000 shares of common stock to the sole stockholder at inception without cash payment. Therefore, an additional paid-in deficit was recorded to offset the par value of the issued shares.Class B Common Stock holders are not entitled to vote on any matter submitted to a vote of the stockholders.

Subsequent to the years ended December 31, 2014 and 2013 the Company restructured its equity as described in Note 8.

See accompanying Independent Auditor’s report	41

iConsumer Corp.
NOTES TO THE FINANCIAL STATEMENTS
As of December 31, 2014 and December 31, 2013 and for the years then ended

NOTE 4: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations, has not generated meaningful revenues or profits since inception, and has sustained net losses of $915 and $375 for the years ended December 31, 2014 and 2013, respectively. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing from its stockholder and/or third parties, including through the Proposed Offering described in Note 6. It plans to incur significant costs in pursuit of its Proposed Offering. No assurance can be given that the Company will be successful in these efforts.These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or theamounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 5: RELATED PARTIES

Prior to and during the years ended December 31, 2014 and 2013, the Company was subject to a three-party oral agreementwith iGive.com Holdings LLC (“iGive”) and Outsourced Site Services, LLC (“OSS”), both related parties under common control with shared ownership and management (referred to herein collectively as the “Related Parties”). This agreement stipulated that iConsumer Corp. maintain a website at iConsumer.com that directs traffic to iGive.com (owned and operated by iGive). It shall maintain that website in such a way as to maximize the traffic to iGive.com. In return, the Related Parties shall cover all of the costs of maintaining the iConsumer.com website. After launch of the full iConsumer web site, a site that promotes the iConsumer Corp. planned business operations, this agreement shall cease, and iConsumer Corp. shall be responsible for its own costs, or entering into a formal agreement with the either or both of the Related Parties or others. On June 19, 2015 iConsumer Corp. launched its web site thereby terminating this agreement. Subsequent to December 31, 2014, the Company entered into a formal written agreement with OSS for software license and support services, as described in Note 8.

As of December 31, 2014 and 2013 the Company owed $3,211 and $2,296, respectively, to the Related Parties for expenses paid on the Company’s behalf since inception.

NOTE 6: PROPOSED OFFERING

Subsequent to December 31, 2014, the Company began pursuing an offering (“Proposed Offering”). The Proposed Offering calls for the Company to offer for sale under Regulation A $1,000,000 of its Class A Non-Voting Preferred Stock at a to be determined price between $0.01 and $2.00 per share. Sales of these securities are expected to commence during 2015. The Company expects to incur costs of approximately $150,000 related to the Proposed Offering.

See accompanying Independent Auditor’s report	42

iConsumer Corp.
NOTES TO THE FINANCIAL STATEMENTS
As of December 31, 2014 and December 31, 2013 and for the years then ended

There is presently no secondary market for Company’s stock and therefore the Company cannot guarantee that its securities will ever be tradeable on an exchange or have any other liquidity. This offering is not yet finalized nor qualified by the Securities Exchange Commission (SEC) and is subject to changes. These financial statements should not be relied upon as a basis for determining the terms of the Proposed Offering as this information may not be current or accurate relative to the final terms of the Proposed Offering.

NOTE 7: RECENT ACCOUNTING PRONOUNCEMENTS

In June 2014, the FASB issued Accounting Standards Update (ASU) 2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and members’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. The Company has early adopted the new standard effective as of the inception date.

In August 2014, the FASB issued ASU 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) –Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures whensubstantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (oravailable to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016.Early adoption is permitted. The Company has not elected to early adopt this pronouncement.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

See accompanying Independent Auditor’s report	43

iConsumer Corp.
NOTES TO THE FINANCIAL STATEMENTS
As of December 31, 2014 and December 31, 2013 and for the years then ended

NOTE 8: SUBSEQUENT EVENTS

Subsequent to December 31, 2014, the Company commenced plans and activities related to a Proposed Offering, as described in Note 6.

On June 19, 2015, the Company launched its web site, effectively commencing its planned principal business operations.

The Articles of Incorporation were Amended and Restated effective July 6, 2015. Among the revised provisions, the Company authorized 150,000,000 shares of Common Stock, par value $0.001 per share and reclassified "Class A Common Stock" to "Common Stock"; authorized 300,000,000 shares of Preferred Stock, par value $0.001 per share and reclassified "Class B Common Stock" to "Preferred Stock"; amended the power to authorize the number of authorized shares to by affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Company. The terms and preferences of these reclassified shares were revised where Common Stock, among other provisions, entitles holders to ten votes for each share of Common Stock, subordinate dividend rights to Preferred Stock, and certain liquidation rights. Various other terms were revised and/or added to the Articles of Incorporation. The Company also ratified Bylaws formalizing the governance policies and procedures for the Company effective July 6, 2015.

The Company filed a Certificate of Designations, Preferences, and Rights of Series A Non-Voting Preferred Stock of iConsumer Corp. (under Section 151 of the Delaware General Corporation Law) on July 6, 2015, designating 250,000,000 shares of Preferred Stock authorized under the Amended and Restated Certificate of Incorporation filed July 6, 2015 as Series A Non-Voting Preferred Stock ("Series A Preferred Stock"), par value $0.001. The Series A Preferred Stock was granted certain rights and preferences including: dividend preference and liquidation priority with respect to unpaid dividends. The Series A Preferred Stock holders are not entitled to vote on any matters placed to a vote of the stockholders of the Company.

The Company entered into a recapitalization and exchange agreement effective July 6, 2015 with Robert Grosshandler. This agreement stipulates the terms of a tax-free reorganization pursuant to Internal Revenue Code section 368(a), where Robert Grosshandler transfers, assigns, delivers, and surrenders to the Company his pre-recapitalization shares and the Company issues post-recapitalization shares, among other pertinent terms. This exchange retires 1,000,000 Class A Common shares pre-recapitalization and issues 100,000,000 shares of Common Stock and 100,000,000 shares of Series A Non-Voting Preferred Stock post recapitalization.

As of the issuance date of these financial statements, 100,000,000 shares of Common Stock and 100,000,000 shares of Preferred Stock were issued and outstanding.

On July 6, 2015 by an Action by Joint Written Consent of Sole Director and Sole Stockholder, the Company elected Robert Grosshandler to serve as a member of the Board of Directors and as an Officer of the Company in the capacity of Chief Executive Officer, President, and Secretary. It alsoset the number of directors of the Company at one, established an Audit Committee of the Company naming Robert Grosshandler as the sole member of such, set the fiscal year as the calendar year, and other actions.

See accompanying Independent Auditor’s report	44

iConsumer Corp.
NOTES TO THE FINANCIAL STATEMENTS
As of December 31, 2014 and December 31, 2013 and for the years then ended

Effective May 1, 2015, the Company entered into a software license and services agreement (the “License Agreement”) with Outsourced Site Services, LLC (“OSS”), a related party as described in Note 5. Among the terms of the License Agreement, the Company’s operations will be run on technology licensed from OSS and OSS will provide the Company with certain support services, as defined in the License Agreement. For the use of these services and technology, the Company agrees to pay OSS 20% of its gross revenue, as defined in the License Agreement. The License Agreement provides that in the event the company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the company will pay 5% of its gross revenues to OSS. Since OSS is under common control of Robert Grosshandler, he will have the power to determine whether the company will continue to be able to rely on the OSS license, and the price it pays for the license. The License Agreement has a term of 20 years.

The Company has evaluated subsequent events through August 27, 2015, the date the financial statements were available to be issued. Based on the evaluation, no additional material events were identified which require adjustment or disclosure.

See accompanying Independent Auditor’s report	45

iConsumer Corp.
A Delaware Corporation

Interim Financial Statements September 30, 2015

iConsumer Corp
Balance Sheet
As of September 30, 2015

Sep 30, 2015
ASSETS
Current Assets
Checking/Savings
Checking	67.00
Total Checking/Savings	67.00

Total Current Assets	67.00

TOTAL ASSETS	67.00

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Other Current Liabilities
Due to Related Party	42,383.18

Total Other Current Liabilities	42,383.18

Total Current Liabilities	42,383.18

Total Liabilities	42,383.18

Equity
Additional Paid in Capital	2,000.00
Accumulated Deficit	-3,210.80
Stockholder’s Equity
Common Stock, 150,000,000 authorized,
$0.001 par, 100,000,000 issued and outstanding
as of September 30, 2015	-1,000.00
Preferred Stock, 300,000,000 authorized,
$0.001 par, 250,000,000 designated as Series A Non Voting Preferred Stock, 100,000,000 issued and outstanding
as of September 30, 2015	-1,000.00
Total Stockholder’s Equity	-2,000.00

Net Income	-39,105.38

Total Equity	-42,316.18

TOTAL LIABILITIES & EQUITY	67.00

iConsumer Corp
Statement of Operations
January through September

	Jan - Sep 2015	Jan - Sep 2014
Ordinary Income/Expense
Income
Royalties	0.00	0.00
Total Income	0.00	0.00
Expense
Accounting	1,800.00	0.00

Bank Service Charges	33.00	0.00

Hosting Fees	0.00	0.00
Legal Fees	37,272.38	817.50
Total Expense	39,105.38	817.50
Net Ordinary Income	-39,105.38	-817.50
	-39,105.38	-817.50

iConsumer Corp
Statement of Cash Flows
January through September

	2015	2014
Cash Flows From Operating Activities
Net Loss	$(39,105)	$(818)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Accrued Accounts Payable	(1,184)
Increase in Due to Related Party	40,356	818
Net Cash Provided by / (Used In) Operating Activities	67	-

Net Change In Cash	67	-

Cash at Beginning of Period	-	-
Cash at End of Period	$67	$-

iConsumer Corp.
NOTES TO THE FINANCIAL STATEMENTS (unaudited)
As of September 30, 2015 and for the nine month period then ended
NOTE 1: NATURE OF OPERATIONS
iConsumer Corp. (the “Company”), is a corporation organized December 16, 2010 under the laws of Delaware. The Company was formed to provide money saving services to consumers through a web site that is designed to be searchable and discoverable by Google. On June 19, 2015, the Company launched its web site, effectively commencing its planned principal business operations.
As of September 30, 2015 it has not generated significant revenue, though in the years preceding the commencement of its planned principal operations, the Company actively provided the service of directing web traffic to iGive.com, primarily aimed at Google and other search engines.
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP) and Article 8 of Regulation S-X of the rules and regulations of the Securities and Exchange Commission (SEC).

The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.
The Company adopted the calendar year as its basis of reporting.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.
Cash Equivalents
For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions.  There are no accounts receivable or associated allowances for doubtful accounts established as of September 30, 2015.

Property and Equipment
The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000. No property and equipment has been recorded as of September 30, 2015.
Fair Value of Financial Instruments
The Company discloses fair value information about financial instruments based upon certain market assumptions and pertinent information available to management. There were no financial instruments outstanding as of September 30, 2015.
Concentrations of Credit Risks
The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash. The Company will place its cash and cash equivalents with financial institutions of high credit worthiness and has a policy to not carry a balance in excess of FDIC insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.
Revenue Recognition
The Company earns revenues through commissions, royalties, and advertising on its website and intends to earn revenues through agreements with vendors for web traffic and sales referred through the iConsumer.com website.  The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition, only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured.  Insignificant revenues have been earned or recognized for the period ended September 30, 2015.
Net Loss Per Share
Net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period, excluding shares subject to redemption or forfeiture.  The Company presents basic and diluted earnings per share.  Basic and diluted earnings per share reflect the actual weighted average of common shares issued and outstanding during the period. There are no dilutive or potentially dilutive instruments outstanding as of September 30, 2015.  As a result, diluted loss per share is the same as basic loss per share for the periods presented.
Offering Costs
The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - "Expenses of Offering" with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholder’s equity upon the completion of an offering or to expense if the offering is not completed.  The Company anticipates significant offering costs in connection with the Proposed Offering discussed in Note 6.  No offering costs were incurred during the period ended September 30, 2015.

Income Taxes
The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. At September 30, 2015, the Company had deferred tax assets of approximately $16,507 related to net operating loss carryforwards (NOL).  Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the NOL’s before they expire, the Company has recorded a valuation allowance to reduce the net deferred tax asset to zero.
The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company did not have any material unrecognized tax benefit as of September 30, 2015. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the period ended September 30, 2015, the Company recognized no interest and penalties.
The Company files U.S. federal tax returns.  The U.S. federal tax returns were not filed for the Company for the years 2010-2014, in violation of IRS regulations and federal statutes.  The Company filed the returns for each year 2010-2014 during July 2015.  As each year incurred a net operating loss, no taxes were due when the returns were filed.  However, $100 late filing penalties were assessed and paid for each year.  The Company believes it is in compliance after filing these returns.

All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.
NOTE 3:  STOCKHOLDER’S EQUITY
Class A Common Stock - The Company is authorized to issue 1,000,000 shares of Class A Common Stock at $0.001 par value. The company issued 1,000,000 shares of common stock to the sole stockholder at inception without cash payment.   This stock was reclassified on July 6th , 2015 to Common Stock, and as such, there are no outstanding Class A Common Stock as of September 30, 2015.
Common Stock - The Articles of Incorporation were amended and restated effective July 6, 2015.  The restatement authorized 150,000,000 shares of Common Stock, par value $0.001 per share and reclassified "Class A Common Stock" to "Common Stock”.  The amended Articles of Incorporation provided the power to authorize the number of authorized shares to by affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Company.  The terms and preferences of these reclassified shares were revised where, among other provisions, common stockholders are entitled to ten votes for each share of Common Stock, are subordinate dividend rights to Preferred Stock, and have certain liquidation rights.
Class B Common Stock - The Company is authorized to issue 1,000,000 shares of Class B Common Stock at $0.001 par value. The company issued 1,000,000 shares of common stock to the sole stockholder at inception without cash payment. The Articles of Incorporation were Amended and Restated effective July 6, 2015.  The restatement authorized 300,000,000 shares of Preferred Stock, par value $0.001 per share and reclassified "Class B Common Stock" to "Preferred Stock" and as such there are no outstanding shares of Class B Common Stock.
Series A Preferred Stock - The Company filed a Certificate of Designations, Preferences, and Rights of Series A Non-Voting Preferred Stock of iConsumer Corp. (under Section 151 of the Delaware General Corporation Law) on July 6, 2015, designating 250,000,000 shares of Preferred Stock authorized under the Amended and Restated Certificate of Incorporation filed July 6, 2015 as Series A Non-Voting Preferred Stock ("Series A Preferred Stock"), par value $0.001.  The Series A Preferred Stock was granted certain rights and preferences including:  dividend preference and liquidation priority with respect to unpaid dividends.
The Company entered into a recapitalization and exchange agreement effective July 6, 2015 with Robert Grosshandler.  This agreement stipulates the terms of a tax-free reorganization pursuant to Internal Revenue Code section 368(a), where Robert Grosshandler transfers, assigns, delivers, and surrenders to the Company his pre-recapitalization shares and the Company issues post-recapitalization shares, among other pertinent terms.  This exchange retires 1,000,000 Class A Common shares pre-recapitalization and issues 100,000,000 shares of Common Stock and 100,000,000 shares of Series A Non-Voting Preferred Stock post recapitalization.
As of the issuance date of these financial statements, 100,000,000 shares of Common Stock and 100,000,000 shares of Preferred Stock were issued and outstanding.
NOTE 4:  GOING CONCERN
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is a business that has only recently commenced planned principal operations, has not generated meaningful revenues or profits since inception, and has sustained a net loss of $39,105 for the period ended September 30, 2015.  The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing from its stockholder and/or third parties, including through the Proposed Offering described in Note 6.  It plans to incur significant costs in pursuit of its Proposed Offering.   No assurance can be given that the Company will be successful in these efforts.  These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.   The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 5:  RELATED PARTIES
Prior to and during the period ended September 30, 2015, the Company was subject to a three-party oral agreement with iGive.com Holdings LLC (“iGive”) and Outsourced Site Services, LLC (“OSS”), both related parties under common control with shared ownership and management (referred to herein collectively as the “Related Parties”).  This agreement stipulated that iConsumer Corp. maintain a website at iConsumer.com that directs traffic to iGive.com (owned and operated by iGive).  It shall maintain that website in such a way as to maximize the traffic to iGive.com.  In return, the Related Parties shall cover all of the costs of maintaining the iConsumer.com website.  After launch of the full iConsumer web site, a site that promotes the iConsumer Corp. planned business operations, this agreement shall cease, and iConsumer Corp. shall be responsible for its own costs, or entering into a formal agreement with the either or both of the Related Parties or others.

On June 19, 2015 iConsumer Corp. launched its web site thereby terminating this agreement.  Effective May 1, 2015, the Company entered into a software license and services agreement (the “License Agreement”) with Outsourced Site Services, LLC (“OSS”), a related party.  Among the terms of the License Agreement, the Company’s operations will be run on technology licensed from OSS and OSS will provide the Company with certain support services, as defined in the License Agreement.  For the use of these services and technology, the Company agrees to pay OSS 20% of its gross revenue, as defined in the License Agreement.  The License Agreement provides that in the event the company wishes to assume responsibility for the support services provided by OSS, it can do so upon at least six months’ notice. In that event, the company will pay 5% of its gross revenues to OSS.  Since OSS is under common control of Robert Grosshandler, he will have the power to determine whether the company will continue to be able to rely on the OSS license, and the price it pays for the license.  The License Agreement has a term of 20 years.
As of September 30, 2015 the Company owed $42,383, to the related parties for expenses paid on the Company’s behalf since inception.
NOTE 6:  PROPOSED OFFERING
The Company is pursuing an offering (the “Proposed Offering”). The Proposed Offering calls for the Company to offer for sale under Regulation A $250,000 to $2,000,000 of its Series A Non-Voting Preferred Stock at pricing between $0.045 and $0.09 per share. This offering is not yet finalized nor qualified by the Securities Exchange Commission (SEC) and is subject to changes.

NOTE 7:  RECENT ACCOUNTING PRONOUNCEMENTS
In June 2014, the FASB issued Accounting Standards Update (ASU)  2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and members’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. The Company has early adopted the new standard effective as of the inception date.
In August 2014, the FASB issued ASU 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) — Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016.  Early adoption is permitted.  The Company has not elected to early adopt this pronouncement.
Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 8:  SUBSEQUENT EVENTS
The Company has evaluated subsequent events through March 17, 2016, the date the financial statements were available to be issued.  Based on the evaluation, no additional material events were identified which require adjustment or disclosure.

PART III

INDEX TO EXHIBITS

2.1	Amended Certificate of Incorporation*
2.2	Bylaws*
3.1	Certificate of Designations*
4	Form of Subscription Agreement
6.1	Software Licenses and Services Agreement with Outsourced Site Services, LLC dated May 1, 2015*
6.2	Broker-Dealer Services Agreement with FundAmerica Securities LLC**
7	Recapitalization and Exchange Agreement dated July 6, 2015*
8	Escrow Agreement**
11	Auditors’ Consent
12	Opinion of KHLK LLP**
13	“Testing the Waters” materials**

* Previously filed

** To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 18, 2016.

iConsumer Corp., Inc.

By	/s/ Robert N. Grosshandler

Robert N. Grosshandler, Chief Executive Officer of iConsumer Corp. Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert N. Grosshandler

Robert N. Grosshandler, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Sole Director
Date: March 18, 2016